Exhibit 10.3
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”), executed and effective as of December ___, 2008 by and between COLLECTIVE BRANDS, INC., formerly known as Payless ShoeSource, Inc., a Delaware corporation (“CBI”), and                      (“Executive”).
WHEREAS, CBI and the Executive are parties to the employment agreement entered into                      (“Employment Agreement”).
WHEREAS, in order to avoid certain adverse federal income tax consequences to Executive under the Employment Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, CBI desires to implement certain amendments to the Employment Agreement; and
WHEREAS, CBI and Executive desire to amend the Employment Agreement.
NOW, THEREFORE:
Section 1. Amendment to Section 8(b)(viii). The following will be added to Section 8(b)(viii):
“such special payment will be paid by the later of (x) 2 1/2 months from the end of Collective’s fiscal year in which Executive’s employment terminates and (y) April 15th of the year following the year in which Executive’s employment terminates;”
Section 2. Amendment to Section 8(b)(x). Section 8(b)(x) shall be replaced in its entirety with the following:
“(x) [Intentionally omitted.]”
Section 3. Amendment to Section 9. The last sentence of Section 9 shall be replaced in its entirety with the following:
“Provided, however, the payments of the amounts specified in Paragraph 8(b)(iv), (v), (viii) and (ix) are conditioned on Executive’s delivery and non-revocation of a valid and effective release, in substantially the form attached hereto as Appendix A within fifty-five (55) days following the date of Executive’s termination from employment.”

Section 4. Amendment to Section 14 {Section 12 with respect to the amendment to Douglas G. Boessen’s employment agreement}. The first sentence of Section 14 shall be replaced in its entirety with the following:
“This Agreement may not be changed, amended, or modified in any manner except by a written instrument in writing signed by both the parties here, except as described in Section 19 herein.”
Section 5. Addition of Section 19{Section 19 with respect to the amendment to Douglas G. Boessen’s employment agreement}. Section 19 {18 for Boessen} shall be inserted as follows:
“Section 409A.
     (a) This Agreement is intended to satisfy the requirements of Section 409A of the Internal revenue code of 1986, as amended (‘Section 409A’) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Collective of providing the applicable benefit or payment; provide, however, de minimis costs associated with the implementation of such 409A reforms shall be considered reasonable and not an increase under this subsection (a), and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon Executive or Collective.
     (b) To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of Collective or its affiliates, that constitutes a ‘deferral of compensation’ subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive’s employment would be subject to the Section 409A, additional tax because Executive is a ‘specified employee’ (within the meaning of Section 409A and as determined by Collective), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s date of termination or Executive’s death.
     (c) Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section

409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay) on the earlier of the first day following the six (6) month anniversary of Executive’s date of termination or Executive’s death.
     (d) Any payment or benefit due upon a termination of Executive’s employment that represents a ‘deferral of compensation’ within the meaning of Section 409A shall be paid or provided to Executive only upon a ‘separation from service’ as defined in Treas. Reg. § 1.409A-1(h). Each payment made under Section 8 of this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under Section 8 of this Agreement shall be deemed not to be a ‘deferral of compensation’ subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (‘short-term deferrals’) and (b)(9) (‘separation pay plans,’ including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.
     (e) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s ‘separation from service’ occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s ‘separation from service’ occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”
Section 6. Effectiveness of Amendment. This Amendment shall become effective on the date hereof.
Section 7. Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

Section 8. Other Provisions Unaffected. Except as modified by this Amendment, the existing provisions of the Employment Agreement shall remain in full force and effect.

COLLECTIVE BRANDS, INC.

By:

Name:
Its:

EXECUTIVE

By:

WAIVER AND RELEASE
THIS WAIVER AND RELEASE (this “Waiver and Release”) is entered into by and between Collective Brands, Inc., a Delaware corporation (the “Company”) and                                          (the “Executive”) pursuant to that certain Employment Agreement executed by and between the Company and the Executive on the                      day of                      , as amended from time to time (the “Employment Agreement”). The Company and the Executive hereby agree knowingly and voluntarily as follows:
          1. In consideration of the payments and benefits pursuant to the Employment Agreement (the “Benefits”) the Executive agrees that the Benefits constitute consideration for this agreement to which the Executive would not otherwise be entitled and are in lieu of any rights or claims that the Executive may have with respect to separation or severance benefits, or any other form of remuneration from the Company or any of its affiliates, and in consideration thereof, after the opportunity to consult legal counsel, the Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Executive or any Related Parties ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626 (f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act,

and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation. Notwithstanding the foregoing, the Executive and Related Parties do not release or waive any right or claim (i) the Executive and Related Parties may have to obtain post-employment payments and benefits, if any, and exercise any rights pursuant to the Employment Agreement or award thereunder (including, but not limited to, paragraph[s] ______ thereof; (ii) to obtain post-employment payments and benefits and exercise any rights under any plan or agreement referred to in the Employment Agreement or award thereunder (iii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iv) for indemnification and advancement of fees and expenses under any agreement with or policy of the Company or its affiliates relating to indemnification and advancement of fees and expenses of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (v) under any policy of directors’ or officers’ liability insurance; (vi) that arises against the Company after the date of this Waiver and Release; and (vii) to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.
          2. The Executive represents that he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Waiver and Release except as permitted under paragraph 1 hereof.
          3. The Executive understands and agrees that if Executive commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise materially violates the terms of this Waiver and Release, the Executive will cease to have any further rights to the Benefits from the Company referred to in the first paragraph of this Waiver and Release.

          4. In consideration for the Executive’s release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Executive and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country. Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Executive after the date of this Waiver and Release, (ii) any claim against the Executive based on intentional misconduct, fraud, misappropriation or gross neglect or (iii) any right the Company and the Releasees may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.
          5. The Executive understands and agrees that the payments by the Company to the Executive of any Benefits and the signing of this Waiver and Release by the Executive do not in any way indicate that the Executive has any viable claims against the Company or that the Company admits any liability to the Executive whatsoever.
          6. The Executive affirms that, prior to the execution of this Waiver and Release, the Executive was advised by an attorney of the Executive’s choice concerning the terms and conditions set forth herein, and that the Executive was given up to twenty-one (21) days to consider (notwithstanding the time lapsed, if any, during such twenty-one day period to review and revise) this Waiver and Release and its consequences. The Executive has seven (7) days following the Executive’s signing of this Waiver and Release to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired.

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this                      day of                      ,                      .

EXECUTIVE:

By:

COMPANY:

COLLECTIVE BRANDS, INC.

By: